Exhibit 99.1

To:	Media Addressed

From:	Patricia Gallagher, Vice President
Director of Strategic Planning

Date:	1 March, 2004

RE:	FOR IMMEDIATE RELEASE

Eastern Virginia Bankshares (EVBS) announces it has entered into a joint venture with Southern Trust Mortgage Company in Virginia Beach to establish a mortgage company.

The newly formed company, EVB Mortgage, will offer full-service mortgage products to customers in its 20-branch retail trade area. EVB Mortgage will primarily originate conventional mortgage loans. In addition, other types of loans include mortgage loans insured by the Federal Housing Administration (FHA) and mortgage loans partially guaranteed by the Department of Veterans Affairs (VA).

Joe Shearin, President and CEO, stated, “We are pleased to offer a new dimension of lending products. The formation of a mortgage company is another way we can serve the diverse interests of our customer base in the dynamic markets in which we serve. Further, as the interest in mortgage products continues to proliferate, Eastern Virginia Bankshares is poised to take advantage of new growth opportunities.”

Eastern Virginia Bankshares, the parent company for Bank of Northumberland, Hanover Bank, and Southside Bank, operates 20 retail branches in the counties of Caroline, Essex, Gloucester, Hanover, King William, Lancaster, Middlesex, Northumberland, Southampton, Surry and Sussex.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risk inherent in making loans such as repayment risks and fluctuating collateral values, problems with technology utilized by the Company, changing trends in customer profiles and changes in laws and regulations applicable to the Company. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.